Exhibit 99.1

Basin Water, Inc. Reports Third Quarter 2007 Results; Quarterly Revenues Increase 10% to $5.3 Million Over Prior Quarter, Takes Reserve

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE)—November 14, 2007—Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the quarter ended September 30, 2007.

For the third quarter of 2007, revenues of $5.3 million increased $0.5 million when compared to revenues of $4.8 million in the third quarter of 2006, a 10% increase. System sales revenues were $3.8 million for the third quarter of 2007, compared to $3.9 million in the same period in 2006. Operating contract revenues for the third quarter of 2007 were $1.6 million, an increase of $0.7 million, or 77%, over the third quarter of 2006.

While operating contract revenues increased due to newer systems coming online, many of these systems were under older, legacy contracts with inadequate contract terms and conditions, and priced many years before the Company’s recently installed business systems and practices could be applied. As these legacy projects began operating, especially during the hotter summer months, it became apparent to the Company that most of these projects would be operating at a loss for some period of time. As a consequence, during the third quarter, the Company recorded a $4.7 million charge to cost of revenues to reserve for future projected losses. This reserve was due primarily to poorly priced contracts, increasing waste disposal and salt purchase costs and the inability to contractually pass increased costs on to our clients.

This charge to cost of revenues is in addition to the reserve previously recorded in the fourth quarter of 2006. The prior reserve was recorded with the best information available to the company at that time, and with only a few months of operating data available. The Company has significantly improved its accounting systems during late 2006 and during the first half of 2007 including the complete conversion of our systems to a new general ledger and management reporting system. Based on the new operating history, especially during the third quarter, it became apparent that the original reserve was not adequate. The Company reviewed each contract’s financial performance and identified the future expected losses for all contracts, resulting in this adjusted reserve balance.

During the first half of 2007, management put in place internal business processes to assure that new prospective contracts are properly priced and appropriate price adjustments were provided for in relation to increases in the cost of providing services. Management believes that contracts subsequent to the development of these business practices are and will provide gross margins inline with expectation, and with the necessary contract language to assure that increasing costs not in the control of the Company can be appropriately billed to our customers. As a result of these reserves, the Company believes the future gross margins on the older contracts should have minimal adverse impact on the company’s financial results going forward, and as newer, properly priced contracts come online, we expect the contract revenue gross margins will rise accordingly.

Additionally, we recorded a reserve of $0.7 million to cost of revenues in the third quarter for three large, older projects due to delays, contractual issues and unexpected problems specific to these systems. However, excluding the effect of these three large systems, our gross margin for standard systems of 17% for the third quarter is beginning to reflect the impact of newer, properly priced systems and the Company believes that margins for system sales will continue to approach targeted levels.

In anticipation of the strategic alliance with Rohm and Haas, concurrently announced this morning, we have necessarily begun developing the infrastructure to ensure projected revenue growth. The planned infusion of technical capabilities and market support from Rohm and Haas is expected to shorten the time frame for the company’s planned geographic expansion and resulted in increased selling, general and administrative expenses compared to the prior year quarter. Selling, general and administrative expenses have increased primarily due to increases in staffing and compensation related expenses, including both salary/wages and stock-based compensation expenses. These infrastructure costs are expected to provide the Company leverage for growth into five municipal regions across the country and one nationally focused industrial region. Other increases in selling, general and administrative expenses include additional public company expense of $0.4 million compared to the prior year quarter, especially as it relates to the expensing of options and to Sarbanes-Oxley compliance costs. Additionally, this quarter the Company has increased its bad debt reserves by $0.6 million, a one-time increase in selling, general and administrative expenses.

Other income was slightly higher for the third quarter 2007, due to a former lender who agreed to remove a $0.1 million prepayment penalty the Company accrued in the prior year for certain repaid debt.

On September 14, 2007, the Company completed the acquisition of Mobile Process Technology Co., a provider of technology and services to the municipal water treatment and industrial process markets. This acquisition provides additional capabilities including expanded municipal technological solutions, geographic presence, an entry into the industrial market and an expanded customer base. This acquisition contributed $0.1 million in revenues for the two weeks subsequent to the acquisition during the third quarter 2007.

The foregoing increased costs and reserves accounted for the $9.9 million loss reported for the third quarter.

Nine Month Results

For the nine months ended September 30, 2007 compared with September 30, 2006, revenues were $13.4 million compared to $13.5 million, loss from operations was $15.9 million versus $1.7 million and net loss was $13.8 million compared to $3.1 million.

As of September 30, 2007, the Company had a cash balance of $38.7 million and other current assets of $15.5 million, for total current assets of $54.2 million and current liabilities of $9.6 million, resulting in net working capital of $44.6 million.

Transition Discussion

Mike Stark, President and Chief Operating Officer of Basin Water, commented, “Last quarter I confidently reported that we had essentially completed our transition efforts on establishing internal business processes and building the organization to effectively prepare for our intended growth and profitability. I continue to hold to that confidence. In 2007 we developed the ability to gather and report financial data at the project and departmental levels. In 2008 we plan to use this management information to effectively control and predict our performance. The completion of these tasks has been extremely important for the company and ultimately for shareholder value.

We believe that the identification and recording of the reserves discussed above reflects the last remnants of our previous problems related to the Company’s capability to properly price and establish appropriate contracting provisions. The reserves will set aside the past problems, and allow the future opportunities and growth to be properly reflected in the Company’s financials.

With the transition efforts completed and in place, our financial house is in order, and with the added capabilities and technical support provided by our newly announced relationship with Rohm and Haas, we are poised to complete the transition of this start-up company into a company capable of strong revenue growth with predictable profitability; ready to take advantage of the immense market in which we reside.”

Conference Call

The company will provide more detail regarding its third quarter results in a conference call and web cast to be held today, November 14, 2007 at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

About Basin Water, Inc.

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater as well as waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Statement of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Large system sales	$141	$1,492	$1,964	$2,953
Standard system sales	3,632	2,444	7,937	8,241
Contract operations	1,573	910	3,466	2,318

Total Revenues	5,346	4,846	13,367	13,512
Cost of revenues
Large system sales	1,935	1,712	4,454	3,398
Standard system sales	3,020	1,639	6,798	4,442
Contract operations and depreciation	2,515	1,186	4,913	2,867
Reserve for contract operations	4,655	—	4,243	—

Total Cost of Revenues	12,125	4,537	20,408	10,707

Gross profit (loss)	(6,779)	309	(7,041)	2,805
Research and development expense	152	284	398	506
Selling, general and administrative expense	3,720	1,563	8,485	4,010

Loss from operations	(10,651)	(1,538)	(15,924)	(1,711)
Other income (expense)	783	757	2,110	(1,431)

Loss before taxes	(9,868)	(781)	(13,814)	(3,142)
Income tax benefit	—	—	—	—

Net loss	$(9,868)	$(781)	$(13,814)	$(3,142)

Net loss per share:
Basic	$(0.50)	$(0.04)	$(0.70)	$(0.21)
Diluted	$(0.50)	$(0.04)	$(0.70)	$(0.21)

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS:
Cash and cash equivalents	$38,707	$54,567
Other current assets	15,456	12,887

Total current assets	54,163	67,454
Property, plant and equipment, net	12,497	12,227
Other assets	25,039	10,371

TOTAL ASSETS	$91,699	$90,052

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$3,711	$1,562
Other current liabilities	5,865	5,930

Total current liabilities	9,576	7,492
Long-term liabilities	6,442	2,825
Stockholders’ equity	75,681	79,735

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,699	$90,052

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses and cost overruns associated with certain of the company’s contracts and projects, the company’s ability to identify and consummate acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Basin Water, Inc.

Tom Tekulve,

Chief Financial Officer, 909-481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.